As filed with the Securities and Exchange Commission on December 4, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GASTAR EXPLORATION LTD.

(Exact name of Registrant as specified in its charter)

Alberta, Canada	38-3324634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1331 Lamar Street, Suite 1080

Houston, Texas 77010

(713) 739-1800

(Address of Principal Executive Offices)

GASTAR EXPLORATION LTD.

2006 LONG-TERM STOCK INCENTIVE PLAN

(Full title of the plan)

J. Russell Porter

Chief Executive Officer and President

1331 Lamar Street, Suite 1080

Houston, Texas 77010

(713) 739-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPY TO:

T. Mark Kelly

Vinson & Elkins L.L.P.

2300 First City Tower

1001 Fannin

Houston, Texas 77002-6760

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common shares, without par value	5,000,000	$2.34	$11,700,000	$1,251.90

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby pursuant to the Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. The maximum aggregate offering price is based on the average of the high and low sales prices of the registrant’s common shares on the American Stock Exchange on December 1, 2006.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that we filed with the Securities and Exchange Commission (the “Commission”) pursuant to Section 12, 13(a), or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference and made a part of this registration statement:

•	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Commission on March 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 12, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed with the Commission on August 14, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the Commission on November 14, 2006;

•	Our current reports on Form 8-K filed with the Commission on January 5, 2006, January 10, 2006, February 7, 2006, April 13, 2006, August 1, 2006, October 20, 2006, November 15, 2006, November 16, 2006 and November 20, 2006 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such current report on Form 8-K); and

•	The description of our common shares contained under the caption “Description of Capital Stock” in our Form 10-K for the year ended December 31, 2005, filed with the Commission on March 31, 2006.

All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing of those documents. Any statement contained in this registration statement or in any document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Business Corporations Act (Alberta) and our bylaws provide that we will indemnify each of our directors and officers and any person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and the heirs and legal representatives of each of them, against all costs, charges and expenses reasonably incurred by such director, officer or person, and their respective heirs or legal representatives, in respect of any action or proceeding to which any of them is made a party by reason of such director, officer or person being or having served in that position, if: (1) the director, officer or person acted honestly and in good faith with a view to the best interests of us; and (2) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director, officer or person had reasonable grounds for believing that his conduct was lawful. As used above, “costs, charges and expenses” includes but is not limited to the fees, charges and disbursements or legal counsel on an as-between-a solicitor-and-the-solicitor’s-own-client basis and an amount paid to settle an action or satisfy a judgment.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the indemnification arrangements described above, the SEC is of the opinion that this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
5.1	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada as to the legality of the shares being registered. †

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan. (1)

10.2	Form of Stock Option Agreement for Executives, Employees and Directors. * †

10.3	Form of Restricted Stock Agreement. †

10.4	Form of Stock Appreciation Rights Agreement. †

10.5	Form of Stock Appreciation Rights Exercise Notice. †

23.1	Consent of Independent Registered Public Accounting Firm. †

23.2	Consent of Netherland, Sewell and Associates Inc. †

23.3	Consent of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada (Included in Exhibit 5.1). †

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement). †

*	Management compensatory plan.
†	Filed herewith
(1)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 14, 2006.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(d) That, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, Gastar Exploration Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on December 4, 2006.

GASTAR EXPLORATION LTD.
(Registrant)

By:	/s/ J. RUSSELL PORTER
J. Russell Porter
Chairman, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of GASTAR EXPLORATION LTD. (the “Company”) hereby constitutes and appoints J. Russell Porter and Michael A. Gerlich, or either of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement under the Securities Act, as amended, and any or all amendments (including, without limitation, post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto, with the Commission or any regulatory authority, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully to all intents and purposes as he himself might or could do, if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on December 4, 2006.

Signature	Title	Date
/s/ J. RUSSELL PORTER J. Russell Porter	Chairman, Chief Executive Officer, President and Principal Executive Officer)	December 4, 2006

/s/ MICHAEL A. GERLICH Michael A. Gerlich	Vice President and Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 4, 2006

/s/ RICHARD KAPUSCINSKI Richard Kapuscinski	Director	December 4, 2006

/s/ THOMAS CROW Thomas Crow	Director	December 4, 2006

/s/ ABBY BADWI Abby Badwi	Director	December 4, 2006

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada as to the legality of the shares being registered. †

10.1	Gastar Exploration Ltd. 2006 Long-Term Stock Incentive Plan. (1)

10.2	Form of Stock Option Agreement for Executives, Employees and Directors. * †

10.3	Form of Restricted Stock Agreement. †

10.4	Form of Stock Appreciation Rights Agreement. †

10.5	Form of Stock Appreciation Rights Exercise Notice. †

23.1	Consent of Independent Registered Public Accounting Firm. †

23.2	Consent of Netherland, Sewell and Associates Inc. †

23.3	Consent of Sara-Lane Sirey Professional Corporation, Calgary, Alberta, Canada (Included in Exhibit 5.1). †

24.1	Power of Attorney (set forth on the signature page contained in Part II of this registration statement). †

*	Management compensatory plan.
†	Filed herewith
(1)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 14, 2006.